Exhibit 99.1

Company Contact: Mr. Terry Liao, Vice President AIVtech International Group Co. E-mail: terryliao@aivtechgroup.com Tel: +86-755-2533 3022	Investor Relations Contact: Mr. John Harmon, Sr. Account Manager CCG Investor Relations E-mail: john.harmon@ccgir.com Tel: +1-646-833-3424

AIVtech Announces New Independent Directors

Shenzhen, China, June 18, 2010, AIVtech International Group Co. (OTCBB: ECOH) (“AIVtech” or the “Company”), a provider of consumer electronics products in both domestic and international markets, today announced the appointment of Mr. Wenbin Wu and Mr. Jian Wang as independent directors of the Company, effective June 13, 2010.

Mr. Wu is a financial expert at the China Development Institute (CDI) and possesses extensive experience and expertise in domestic and international economic analysis, corporate restructuring, mergers and acquisitions, securities and capital markets, as well as in financial and taxation standards. Mr. Wu has also been appointed as a senior expert to the Shenzhen Government. He earned his master’s degree in Finance from the University of Tianjin, and his MBA from Queen’s University of Brighton.

Mr. Wang (who earned a Ph.D. in engineering) is a professor and supervisor of Ergonomics at the University of Zhejiang, China.  He is also the director of the Institute of Physical Education and the Health Department at the University of Zhejiang. In addition, Mr. Wang is currently the director of the Ergonomics Society, vice president of Biomechanics, deputy director of Occupational Ergonomics, director of the Chinese Physiological Society, and vice director of Physiology Society of Zhejiang Province. Mr. Wang is engaged in researching health science, furniture engineering and fitness equipment, as well as in the development of innovative products.

“We are very fortunate to welcome both Mr. Wu and Mr. Wang to our team,” said Mr. Jinlin Guo, Chief Executive Officer of the Company. “We believe that Mr. Wu’s expertise will strengthen oversight of the Company and improve our profile as a U.S.-listed company, and that Mr. Wang will contribute his professional expertise in the area of engineering and development of innovative products.”

About AIVtech

AIVtech is the parent company of wholly owned Shenzhen AIVtech Company Limited (“Shenzhen AIVtech”), which owns 70% of Dongguan AIVtech Company Limited (“Dongguan AIVtech”). AIVtech’s founder, Chairman, and CEO JinLin Guo owns the remaining 30% of Dongguan AIVtech. Founded in 2004, the Company focuses on the integration of electronic products, such as multimedia speakers and video games, with furniture and has coined the term “electronic furniture” to describe its products. The Company has three major product categories: (1) electronic furniture, including video chairs with built-in speakers and vibration, as well as leisure furniture with built-in audio/video systems; (2) multimedia/digital speakers; and (3) LCD/LED televisions. For more information, visit www.aivtech.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. AIVtech International Group Co. undertakes no obligation to update the forward-looking information contained in this press release.

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